                                 EXHIBIT 10.29

                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of October 9, 2001, by and among (i) Optimal Robotics Inc., a corporation organized and existing under the laws of the State of Delaware ("Purchaser"), and (ii) MAI Systems Corporation, a corporation organized and existing under the laws of the State of Delaware ("Seller").

        WHEREAS Seller maintains a legacy hardware maintenance business (defined in Section 10.1 as the "Business"), in respect of which Purchaser provides all of the hardware maintenance service to customers of the Business pursuant to the 2000 Agreement (as hereinafter defined in Section 10.1);

        WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to acquire from Seller all of the assets relating to the Business, which assets consist of the Customer Contracts, the Inventory, the Equipment and the Accounts Receivable (as such terms are hereinafter defined in Section 1.1), the whole on the terms and subject to the conditions set forth herein (the "Acquisition").

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF CUSTOMER CONTRACT
        LIABILITIES

        1.1 ACQUIRED ASSETS. Subject to and upon the terms and conditions set forth in this Agreement, Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser, and Purchaser hereby purchases, free and clear of all Liabilities and Liens, other than the Assumed Obligations, such that Purchaser shall have good and marketable title thereto, free and clear of all Liabilities and Liens other than the Assumed Obligations, all of Seller's right, title and interest in and to the following assets of the Business (collectively, the "Acquired Assets"):

                1.1.1. the customer contracts listed on Schedule 1.1.1, to the extent only that such rights, title and interest pertain to the provision of hardware maintenance services (the "Customer Contracts"). The Seller will retain all rights under such contracts to the extent that they relate to the provision of software maintenance and support;

                1.1.2. all of the inventory used exclusively in the Business (including, without limitation, all replacement parts) of Seller, whether in transit or otherwise, which inventory is the inventory set forth on Schedule 1.1.2, (the "Inventory"), which Inventory is currently in the possession of the Purchaser's field technicians or is in the possession of BCP Systems, Inc. ("BCP"), in Placentia, California;

                1.1.3. all machinery, equipment, parts, tools and other fixed assets that are owned by Seller and used in the carrying on of the Business, wherever located, which includes the machinery, equipment, parts, tools, and other fixed assets set forth on Schedule
                        1.1.3 (the "Equipment"), which Equipment is currently in the possession of the Purchaser's field technicians or is in the possession of BCP, in Placentia, California; and

                1.1.4. the "T&M" accounts receivable of the Business as at the date hereof, for which a partial listing, as of August 31, 2001, is set forth on Schedule 1.1.4 (the "Accounts Receivable"). The Seller undertakes to provide to the Purchaser, on or prior to October 15, 2001, a replacement Schedule 1.1.4, initialed on behalf of the Seller by its signatory hereto. The Seller represents and warrants to the Purchaser that the aggregate face amount of the Accounts Receivable, as shall be set forth on the replacement Schedule 1.1.4, shall be at least $40,000, less the aggregate amount of any credits issued by Seller and approved by Purchaser, from August 31, 2001 to the date hereof. For the purposes hereof, "Accounts Receivable" shall be deemed to include amounts owing to Seller for services rendered but not invoiced as of the date hereof, to the extent listed on Schedule 1.1.4.

                The Inventory and Equipment are sold on an "as is" basis, the Seller hereby excluding any and all express or implied warranties as to fitness for a purpose or merchantability in regard to the Inventory and Equipment. Purchaser acknowledges having had the opportunity to evaluate an/or inspect the Inventory and Equipment and accepts them in their current condition.

                The Seller makes no representation that the Accounts Receivable are collectable.

                For no additional consideration, the Seller hereby grants to the Purchaser a non-exclusive, non-transferable (except as provided in the next following paragraph of this Section 1.1), irrevocable, worldwide, perpetual, royalty-free license (the "License") of the right to use all documentation, schematics, software and diagnostic software (collectively, the "Licensed Material") required in order to setup, configure, test, troubleshoot and repair the products that are to be serviced pursuant to the Customer Contracts, and the Seller hereby delivers to the Purchaser a copy of the Licensed Material.

                Notwithstanding the foregoing paragraph of this Section 1.1, the Purchaser shall have the right to transfer the License and the Licensed Materials to its affiliates and, with the Seller's prior written consent, which consent shall not be unreasonably withheld, to any successor in interest as a result of the sale of Purchaser's business or any part thereof, a consolidation or a merger of Purchaser with or into another entity.

        1.2 NON-ASSIGNABLE CONTRACTS. To the extent that any Customer Contract is not assignable or transferable without the consent or waiver of the other party thereto or any third party (including, but not limited to, any Governmental or Regulatory Authority) (a "Non-assignable Contract"), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any Law or Order, this Agreement shall not constitute an assignment or transfer, or an attempted assignment or transfer thereof until such consent or waiver has been obtained, and the following provisions shall be applicable:

                1.2.1. Seller shall use its best efforts, and Purchaser shall reasonably cooperate therewith, to obtain the consents and waivers referred to in Section 1.2. To the extent that any consent or waiver referred to in Section 1.2 is not obtained by Seller, Seller shall (A) provide to Purchaser at Seller's expense the benefits of any such Non-assignable Contract, (B) cooperate in any reasonable and lawful arrangement requested by Purchaser designed to provide such benefits to Purchaser; and (C) at the request of Purchaser, enforce for the account of Purchaser at Seller's expense any right of Seller arising from any such Non-assignable Contract against such other party or parties thereto (including the right to elect to terminate in accordance with the terms thereof on the advice of Purchaser).

                1.2.2. To the extent that Purchaser is provided the benefits pursuant to this Section 1.2 of any such Non-assignable Contract, Purchaser shall perform for the benefit of the other party or parties thereto, the obligations of Seller thereunder or in connection therewith, but only to the extent that (i) such performance would not result in any default thereunder or in connection therewith and
                        (ii) such obligations would have been Assumed Obligations, but for the non-assignability or non-transferability thereof.

                1.2.3. The provisions of this Section 1.2 shall not affect Seller's indemnification obligations pursuant to Section 8.

        1.3 ASSUMED OBLIGATIONS. In connection with the sale, transfer, conveyance, assignment and delivery of the Acquired Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, Purchaser hereby assumes and agrees to perform and discharge when due those obligations of Seller under the Customer Contracts (the "Assumed Obligations").

        1.4 RETAINED OBLIGATIONS. Purchaser shall not assume any of the Liabilities of Seller other than the Assumed Obligations.

        1.5 PURCHASE PRICE. The purchase price for the Acquired Assets (the "Purchase Price") is $815,522.55, which sum is allocated among the Acquired Assets as follows:

                        (a)     As to $50,000 to the Inventory;

                        (b)     As to $50,000 to the Equipment;

                        (c)     As to $20,000 to the Accounts Receivable; and

                        (d)     As to the balance, to the Customer Contracts.

        1.6     PAYMENT OF PURCHASE PRICE. The Purchase Price is payable:

                        (a) as to an amount of $487,522.55, by way of set-off and compensation against the $487,522.55 of accounts receivable owing by Seller to Purchaser as of the date hereof, which accounts receivable are hereby deemed to have been paid in full;

                        (b) as to an amount of $28,000, by way of set off and compensation against the $28,000 prepayment due by Seller to Purchaser for the October 2001 Hospitality and Process Manufacturing services to be performed by Purchaser under the 2000 Agreement; and

                        (c) as to the balance of $300,000, by bank wire, receipt whereof is hereby acknowledged by Seller.

        1.7 ADDITIONAL CONSIDERATION. Purchaser shall pay to Seller, as additional consideration for the Acquired Assets, twelve and one-half percent (12.5%) of the gross revenues, if any, earned by Purchaser pursuant to the Customer Contracts from and after the first day of October 2003 through and including the 30th day of September 2006 (the "Additional Consideration"); provided, however, that if in any calendar quarter during such period, the gross profit earned by Purchaser pursuant to the Customer Contracts is less than or greater than forty-five percent (45%) of gross revenues earned on the Customer Contracts, the Additional Consideration payable to Seller in respect of such quarter shall be proportionately reduced or increased, as the case may be. Within thirty days after the publication by Optimal Robotics Corp. of its quarterly or annual consolidated financial statements, as the case may be, Purchaser shall certify to Seller the amount of the Additional Consideration in respect of the preceding calendar quarter and shall forthwith thereafter pay to Seller such Additional Consideration. Seller shall have the right, on not less than 15 days' notice, directly or through the agency of its auditors, to audit the books and records of the Purchaser in order to confirm the accuracy of the Purchaser's determination as to the amount of the Additional Consideration. Such audit may be performed not more than once during any period of 12 consecutive months and, in any fiscal year of Purchaser, may not be performed during the first calendar month following the end of the first, second or third fiscal quarter or the second and third calendar months following the end of the fiscal year. The date of the audit shall be as agreed upon by the parties, acting reasonably. In the event of any dispute between the parties as to the gross revenues or gross profit earned by Purchaser pursuant to the Customer Contracts during any calendar quarter, the matter shall be submitted to arbitration in accordance with the provisions of
                Section 11.13 hereof.

2.      CLOSING

        2.1 SELLER DELIVERIES. Concurrently with the execution of this Agreement, Seller has delivered to Purchaser:

                2.1.1.  a bill of sale and general assignment in the form of
                        Schedule 2.1.1, duly executed by Seller; and

                2.1.2. such documents as Purchaser has requested, evidencing the release of all outstanding Liens on the Acquired Assets (duly executed by the respective secured parties).

        2.2 PURCHASER DELIVERIES. Concurrently with the execution of this Agreement, Purchaser has delivered to Seller an assumption agreement in the form of Schedule 2.2 hereto, duly executed by Purchaser.

        2.3     FURTHER ASSURANCES AND POST-CLOSING COOPERATION.

                2.3.1. At any time or from time to time, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Acquired Assets and, to the fullest extent permitted by Law, to put Purchaser in actual possession and operating control of the Acquired Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to fulfill its obligations under this Agreement.

                2.3.2. Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller, or Purchaser, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Actions or Proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets, and (iii) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) and (ii) as Purchaser shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows:

        3.1 ORGANIZATION OF SELLER. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

        3.2 POWER AND AUTHORITY. Seller has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly approved by all requisite corporate action of Seller and has been duly and validly executed and delivered by Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

        3.3 NO CONFLICTS. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not:

                3.3.1. conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles or by-laws of Seller;

                3.3.2. conflict with or result in a violation or breach of any term or provision of any Law, Contract, or Order applicable to Seller or any of its Assets and Properties;

                3.3.3.  (i) conflict with or result in a violation or breach of,
                        (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon Seller or any of its Assets and Properties under, any Contract to which Seller is a party or by which any of its Assets and Properties are bound; or

                3.3.4. (i) cause Purchaser to become subject to, or to become liable for the payment of, any Tax, or (ii) cause any of the Acquired Assets to be reassessed or revalued by any Taxing Authority or other Governmental or Regulatory Authority.

        3.4 GOVERNMENTAL APPROVALS AND FILINGS. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

        3.5     LEGAL PROCEEDINGS.

                3.5.1.  There are no:

                        (a) Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller or any of its Assets and Properties that could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to Purchaser;

                        (b) facts or circumstances Known to Seller that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to Section 3.5.1; and

                        (c) Orders outstanding against Seller restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which would otherwise result in a material diminution of the benefits contemplated by this Agreement to Purchaser.

                3.5.2. There are no Actions or Proceedings relating to or affecting Seller or any of its Assets and Properties.

        3.6     EQUIPMENT AND INVENTORY.

                3.6.1. The Equipment constitutes all tangible personal property (other than Inventory) used in the conduct of the Business. All of the Equipment is owned free and clear of all Liens and all of the Equipment is in good working order and condition, ordinary wear and tear excepted, and its use complies with all applicable Laws.

                3.6.2. None of the Inventory represents goods sold on consignment or on a guaranteed sale basis, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

                3.6.3. Attached as Schedule 3.6.3 is a copy of various form agreements (the "Form Agreements") used by Seller in the carrying on of the Business (and which have been used for the entering into of Customer Contracts), and Seller has not given any warranty to any existing customer of the Business except for the warranties expressly provided for in the Form Agreements.

        3.7     CONTRACTS.

                3.7.1. Schedule 1.1.1 contains a true and complete list of each of the customers of the Business. A copy of all signed original contracts with these customers that are in the possession of the Seller, together with all amendments and supplements thereto and all waivers of any terms thereof, shall be delivered to Purchaser within 21 days of the date hereof.

                3.7.2. Each Customer Contract is in full force and effect and constitutes a legal, valid and binding Contract, enforceable in accordance with its terms, of each party thereto. Seller and each other party to the Customer Contracts have complied with such contracts and there is not under any such contract any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights thereunder. Seller is not obligated, nor can Seller be compelled, to renegotiate any such contract.

                3.7.3. Seller neither Knows nor has reason to know that any party to any Customer Contract intends to terminate or seek to renegotiate such contract, whether due to the transactions contemplated by this Agreement or otherwise.

                3.7.4 All consents (or in lieu thereof waivers) to the assignment of the Customer Contracts or to the consummation by Seller of the transactions contemplated hereby as are required under any Contract to which Seller is a party or by which any of its Assets and Properties are bound (a) have been obtained, (b) are not subject to the satisfaction of any condition that has not been satisfied or waived and (c) are in full force and effect.

        3.8 OTHER NEGOTIATIONS; BROKERS. Neither Seller nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller has (i) entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (ii) has entered into any Contract or had any discussions with any other Person regarding any transaction involving Seller that could result in Purchaser, or any director, officer, employee or agent of Purchaser or any Affiliate of Purchaser being subject to any claim for liability as a result of entering into this Agreement or consummating the transactions contemplated hereby. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by Seller, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller. Seller shall pay all amounts, if any, due to any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller.

        3.9 RESTRICTIONS ON CONDUCT OF BUSINESS. Seller is not prohibited or restricted from conducting the Business (as presently conducted and as intended in the future to be conducted) by any Contract, any Order, any Governmental or Regulatory Authority or any Law.

        3.10 ENTIRE BUSINESS. No Person other than Seller owns any of the Acquired Assets.

        3.11 CUSTOMERS. To the Seller's Knowledge, the relationships of Seller with its customers are good commercial working relationships and the Seller is not aware of any customer identified in Schedule 1.1.1 that has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Seller, or has during the last 12 months, decreased or limited materially or threatened to decrease or limit materially, its usage of Seller's hardware maintenance services. Seller has not received any notice that any such customer intends to cancel or otherwise modify its relationship with Seller and the sale of the Acquired Assets to Purchaser will not adversely affect the relationship of any such customer with the Business.

        3.12 TITLE. Seller has good and marketable title to all of the Acquired Assets, free and clear of all Liens and Liabilities, and upon transfer thereof to Purchaser pursuant hereto, Seller has vested in Purchaser good and marketable title thereto, free and clear of all Liens and Liabilities.

        3.13 SOLVENCY. There has not been filed any petition or application, or any proceeding commenced which has not been discharged, by or against Seller with respect to any Assets and Properties of Seller under any Law relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by Seller for the benefit of creditors.

        3.14 HOLDBACK PURSUANT TO 2000 AGREEMENT. The amounts taken as a reserve by Seller in calculating "Net Revenues" (as defined in the 2000 Agreement), have not exceeded, nor have they been exceeded by, Seller's actual non-paid revenues by an amount which has resulted in the underpayment, or overpayment, as the case may be, to Purchaser of more than $35,000 on account of "Revenue Sharing" (as defined in the 2000 Agreement).

                As contemplated in the 2000 Agreement, Purchaser shall have the right, on not less than 15 days' notice, directly or through the agency of its auditors, to audit the books and records of the Seller in order to confirm the accuracy of the Seller's representation in this Section 3.14. If the Purchaser determines to exercise such right to audit the books and records of the Seller, Purchaser shall provide notice to Seller, to that effect, on or prior to March 1, 2002 and such audit shall be conducted on such date as shall be agreed upon by the parties, acting reasonably, in order that the audit may be completed prior to April 1, 2002. In the event of the inaccuracy of such representation, Seller shall immediately pay to Purchaser the full amount of the underpayment and shall reimburse to Purchaser its out-of-pocket cost in relation to the conduct of the audit; provided, however, that in the event that the inaccuracy of such representation relates to an overpayment, Purchaser shall immediately refund to Seller the full amount of such overpayment and shall reimburse to Seller its out-of-pocket cost in relation to the conduct of the audit. Whether or not Purchaser chooses to exercise such right to audit the books and records of the Seller, in the event that the Seller determines that the representation is inaccurate and that an overpayment has been made, the Seller may claim reimbursement from the Purchaser for the full amount of the overpayment, in which event the Purchaser shall either reimburse the amount of the overpayment to the Seller or exercise its right to audit the books and records of the Seller and thereafter if the representation is determined to have been inaccurate, an adjusting payment shall be made. The Seller's right set forth in the preceding sentence must be exercised, by notice to the Purchaser, on or prior to March 17, 2002.

        3.15 OCTOBER PRE-BILLINGS. The Purchaser's portion of the Net Revenues (as defined in the 2000 Agreement) for the month of October 2001, net of a bad debt reserve of $21,399, did not exceed $104,480.

        3.16 ACCOUNTS RECEIVABLE. All of the Accounts Receivable (i) are not subject to any valid set-off or counterclaim, and (ii) are not the subject of any Actions or Proceedings brought by or on behalf of Seller.

        3.17 DISCLOSURE REGARDING SELLER AND THE BUSINESS. No representation or warranty contained in this Agreement, and no statement contained in any Schedule hereto, or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. All documents and other papers delivered by or on behalf of Seller to Purchaser in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

        4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

        4.2 POWER AND AUTHORITY. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

        4.3 OTHER NEGOTIATIONS; BROKERS. Neither Purchaser nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Purchaser has (i) entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (ii) has entered into any Contract or had any discussions with any other Person regarding any transaction involving Purchaser that could result in Seller, or any director, officer, employee or agent of Seller or any Affiliate of Seller being subject to any claim for liability as a result of entering into this Agreement or consummating the transactions contemplated hereby. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by Purchaser, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Purchaser. Purchaser shall pay all amounts, if any, due to any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Purchaser.

        4.4 DISCLOSURE REGARDING PURCHASER. No representation or warranty contained in this Agreement, and no statement contained in any certificate or other writing furnished to Seller pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. All documents and other papers delivered by or on behalf of Purchaser to Seller in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic.

5. SELLER'S EMPLOYEES. Purchaser shall have no obligation to (i) offer employment to any employee of Seller or (ii) make any severance payment or make any other payment or provide any benefit to any employee of Seller.

6. NON-COMPETITION. To induce Purchaser to enter into this Agreement, Seller agrees that for a period of two (2) years following the date hereof, it shall not directly or indirectly own, manage, operate, control, be an agent or representative of, be a shareholder, partner or member of (other than being a shareholder of a publicly traded company in which Seller owns not more than one percent (1%) of the issued and outstanding shares and is a passive investor and does not otherwise violate this Section 6 with respect to such publicly traded company), participate in, be a consultant to, contract with or be connected in any similar capacity or manner with any business that is directly or indirectly (whether through related companies or otherwise) engaged in any aspect of the Business in the United States.

7. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Notwithstanding any right of either party (whether or not exercised) to investigate the affairs of the other party or any right of either party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Purchaser and Seller have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of Purchaser and Seller contained in this Agreement shall survive forever, other than the representations and warranties contained in Sections 3.6, 3.7, 3.11 and 3.14 which shall survive until September 30, 2002.

8.      INDEMNIFICATION

        8.1 INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify, defend and hold Purchaser, its directors, officers, employees and agents and their respective Affiliates (the "Purchaser's Indemnified Persons") harmless from, against and in respect of, and shall on demand reimburse the Purchaser's Indemnified Persons for any and all Loss suffered or incurred by any of them in connection with or arising from:

                        (a) any breach by Seller of any of its covenants or agreements in this Agreement;

                        (b) any failure by Seller to perform any of its obligations in this Agreement;

                        (c) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement;

                        (d) any third party claim in connection with any product manufactured or sold or services performed by Seller on or before the date hereof;

                        (e) any Liabilities of Seller other than the Assumed Obligations.

        8.2 INDEMNIFICATION BY PURCHASER. Purchaser hereby agrees to indemnify, defend and hold Seller, its directors, officers, employees and agents and their respective Affiliates (the "Seller's Indemnified Persons") harmless from, against and in respect of, and shall on demand reimburse the Seller's Indemnified Persons for any and all Loss suffered or incurred by any of them in connection with or arising from:

                        (a) any breach by Purchaser of any of its covenants or agreements in this Agreement;

                        (b) any failure by Purchaser to perform any of its obligations in this Agreement;

                        (c) any breach of any warranty or the inaccuracy of any representation of Purchaser contained in this Agreement;

                        (d) any Liabilities of Purchaser including the Assumed Obligations.

        8.3 SET-OFF. Purchaser shall be entitled to set off any amounts owing to Seller pursuant to this Agreement against any amounts owed to Purchaser by Seller pursuant to this Agreement or otherwise.

        8.4     METHOD OF ASSERTING CLAIMS. All claims for indemnification under
                Section 8 shall be asserted and resolved as follows:

                8.4.1. The party claiming indemnification (the "Indemnified Party") in respect of, arising out of or involving a claim or demand made by a third party against the Indemnified Party (a "Third Party Claim") shall deliver notice (a "Claim Notice") to the Seller or Purchaser, as the case may be, (the "Indemnifying Party") within thirty (30) days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall promptly mitigate any such prejudice to the extent possible.

                8.4.2. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it acknowledges that as between it and the Indemnified Party, it is responsible for such Third Party Claim, the Indemnifying Party may choose to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any expenses of investigation and any Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party Claim with counsel satisfactory to the Indemnified Party within five days of any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) if the Indemnifying Party shall assume the defense of a Third Party Claim and fail to prosecute such defense with reasonable diligence, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third Party Claim, the parties shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party's consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnified Party, and (ii) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party.

                8.4.3.  If any Indemnified Party should have a claim under
                        Section 8 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice (an "Indemnity Notice") with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been actually prejudiced thereby. The Indemnifying Party shall promptly mitigate any such prejudice to the extent practicable.

        8.5 INDEMNIFICATION RIGHTS NOT EXCLUSIVE. The rights accorded to the parties hereunder shall be in addition to any rights that they may have at law or in equity, under federal and state securities laws, by separate agreement or otherwise.

9.      POST-CLOSING MATTERS

        9.1 NOTICE TO CUSTOMERS. On or prior to October 12, 2001, Seller shall notify all customers of the Business that, commencing October 29, 2001 (the "Transition Date"), all calls for service in regard to the Business shall be made directly to the Purchaser, at such telephone number as Purchaser shall communicate to Seller. Seller shall obtain Purchaser's prior approval in respect of the form and substance of such notice, such notice not to be unreasonably withheld.

        9.2 CALL HANDLING. Seller shall continue to receive and screen customer calls to determine whether they are software or hardware related. If the nature of the problem is hardware related, Seller will either forward the call handling information to Purchaser or advise the customer to contact the Purchaser for service; provided, however, that through the Transition Date, the Seller shall in all instances forward the call handling information to Purchaser. From and after the Transition Date, the Purchaser will receive and screen customer calls to determine whether they are software or hardware related. If the nature of the problem is software related, Seller will either forward the call handling information to Seller or advise the customer to contact the Seller for service. The level of service to be provided by both parties in the handling of all such calls shall equivalent to the level of service provided to date by the Seller pursuant to the 2000 Agreement.

        9.3 CUSTOMER CONTRACTS. Until the Transition Date, the Seller shall track and notify the Purchaser of all changes to Customer Contracts, including, without limitation, all changes of address or contract renewals or cancellations. Seller shall also notify the Purchaser of any and all inquiries from new potential customers of the Business. All such notices shall be provided to the Purchaser weekly, on the first business day of each week.

        9.4 CUSTOMER PAYMENTS. In the event that the Seller eventually receives payment from any customer of the Business in respect of an invoice rendered by the Purchaser, Seller shall forthwith remit to Purchaser the amount of such payment.

        9.5 ACCOUNTS RECEIVABLE. The Seller shall lend to the Purchaser reasonable assistance in its efforts to collect the Accounts Receivable. Such reasonable assistance shall include, without limitation, the provision to Purchaser of a copy of the invoices pertaining to the Accounts Receivable and, if requested by the Purchaser from time to time, a copy of all documentation supporting such invoices. The Purchaser shall also promptly execute and deliver to Purchaser any reasonable instrument prepared by the Purchaser to evidence the Seller's agreement to the release and discharge of any portion of the Accounts Receivable.

                The Seller shall remit to the Purchaser, not less than once per week, a check in an amount equal to the amounts, if any, received by the Purchaser on account of the Accounts Receivable and, if requested by the Purchaser, the Seller shall cause the president of its Legacy Division to certify to the Purchaser in writing, not more often than once per month, the amount, if any, received by the Seller on account of the Accounts Receivable.

10.     DEFINITIONS

        10.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

                "Accounts Receivable" has the meaning set forth in Section
                1.1.4.

                "Acquired Assets" has the meaning set forth in Section 1.1.

                "Action or Proceeding" means any action, suit, hearing, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit, whether civil, criminal, administrative or otherwise. For purposes of this Agreement, "pending" Actions and Proceedings include, without limitation, demands, claims, notices of violations, and demand letters.

                "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 5% or more of any class of Equity Interest (including any Equity Interest issuable upon the exercise of any Option or convertible security) of that Person or any of its Affiliates, or (c) any director, manager, member, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by Contract or otherwise.

                "Agreement" means this Agreement and the Schedules hereto and the certificates delivered in connection herewith, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

                "2000 Agreement" means that certain Equipment Support Subcontract between Seller and Alpha Microsystems, LLC (Purchaser's predecessor in interest) effective as of December 1, 2000, as amended as of the date hereof;

                "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including, without limitation the goodwill related thereto, operated, owned or leased by or in the possession of such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property including, without limitation, the goodwill related thereto.

                "Assumed Obligations" has the meaning set forth in Section 1.3.

                "Business" means any and all of Seller's lawful business operations and activities directly or indirectly related to its U.S. Legacy Hardware Service business, which for greater certainty shall exclude the Seller's software support and maintenance relating to its Legacy operations and the hardware and software support and maintenance relating to the Seller's Hospitality and Process Manufacturing software businesses.

                "Claim Notice" has the meaning set forth in Section 8.4.1.

                "Contract" means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral), to which Seller is a party and which relates to the carrying on of the Business.

                "Customer Contracts" has the meaning set forth in Section 1.1.1.

                "Equipment" has the meaning set forth in Section 1.1.3.

                "Equity Interest" means (i) in the case of a corporation, shares of stock, (ii) in the case of a general or limited partnership, a partnership interest, and (iii) in the case of a limited liability company, membership units.

                "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, board, bureau, department, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                "Indebtedness" of any Person means all obligations of such Person (or any other Persons if secured by the Assets and Properties of such first Person) (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments,
                (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                "Indemnified Party" has the meaning set forth in Section 8.4.1.

                "Indemnifying Party" has the meaning set forth in Section 8.3.1.

                "Indemnity Notice" has the meaning set forth in Section 8.4.3.

                "Inventory" has the meaning set forth in Section 1.1.2.

                "Investment Assets" means all debentures, notes and other evidences of Indebtedness, Equity Interests (including rights to purchase and securities convertible into or exchangeable for Equity Interests or other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially.

                "Knowledge" or "Know" means, with respect to Seller, the knowledge of any director or officer of Seller, or all of them, as the case may be, as well as matters that any director or officer of Seller, or all of them, as the case may be, should have known, after due inquiry.

                "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, known or unknown, fixed or otherwise, or whether due or to become due).

                "Liens" means any mortgage, deed of trust, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

                "Loss" means any and all damages, fines, fees, penalties, deficiencies, Liabilities, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation, all fees and expenses, including, without limitation fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any third party claims or (ii) successfully asserting or disputing any rights under this Agreement against any party hereto or otherwise). Also included within the meaning of Loss shall be the diminution in value to Purchaser's investment hereunder.

                "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any Equity Interest of such Person or any security of any kind convertible into or exchangeable or exercisable for any Equity Interest of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of Equity Interests of such Person, including without limitation any rights to participate in the equity, income or election of directors or officers or Persons holding like positions or performing like functions of such Person.

                "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority and also includes a division of any other Person.

                "Purchase Price" has the meaning set forth in Section 1.5.

                "Purchaser" has the meaning set forth in the preamble.

                "Seller" has the meaning set forth in the preamble.

                "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, sales, use, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                "Taxing Authority" means any Governmental or Regulatory Authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction having or purporting to exercise jurisdiction with respect to any Tax.

                "Third Party Claim" has the meaning set forth in Section 8.4.1.

        10.2 Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the term "Section" refer to the specified Section of this Agreement; (v) the term "other party" refer to Seller, on the one hand, and Purchaser, on the other; (vi) the phrases "ordinary course of business" and "ordinary course of business consistent with prior practice" refer to the business and practice of Seller and (vii) the phrase "including" shall mean "including without limitation". All accounting terms used herein and not expressly defined herein shall have the meanings given to them under Canadian GAAP.

11.     MISCELLANEOUS

        11.1 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

                If to Seller to:

                MAI Systems Corporation

                9601 Jeronimo Road

                Irvine, California

                92618

                Attn: James W. Dolan

                Telecopy No.: (949) 598-6606

                If to Purchaser, to:

                Optimal Robotics Inc.

                C/o 4700 de la Savane

                Suite 101

                Montreal, Quebec

                H4P 1T7

                Attn: Leon P. Garfinkle, Esq.

                Telecopy No.: (514) 738-8355

        11.2 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        11.3 EXPENSES. Except as otherwise expressly provided in this Agreement, each party will pay its own costs and expenses, provided that Seller shall pay all transfer Taxes, sales Taxes and other similar costs, if any, directly related to the Acquisition.

        11.4 PUBLIC ANNOUNCEMENTS. Purchaser, on the one hand, and Seller, on the other, will not issue or make any statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld, except to the extent such party is advised by counsel that such disclosure is required under applicable securities laws or the rules and regulations of any applicable self-regulatory organization (including without limitation the Nasdaq National Market). If either party is unable to obtain the approval of its public statement or release from the other party and such statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required statement or release and promptly furnish the other party with a copy thereof. Purchaser, on the one hand, and Seller, on the other, will also obtain the other party's prior approval of any press release to be issued immediately following the execution of this Agreement announcing the consummation of the transactions contemplated by this Agreement.

        11.5 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        11.6 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        11.7 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 8.

        11.8 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        11.9 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable,
                (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        11.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

        11.11 CONSTRUCTION. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

        11.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        11.13 ARBITRATION. Any controversy of any nature whatsoever, including but not limited to tort claims or contract disputes, between the parties to this Agreement or their respective successors and assigns, as applicable, arising out of or related to this Agreement or the transactions arising or contemplated hereunder, including the implementation, applicability and interpretation thereof, shall, upon the written request of one party served upon the other, be submitted to and settled by arbitration in accordance with the provisions of the Federal Arbitration Act,
                9. U.S.C. Sections 1-15, as amended. The terms of the commercial arbitration rules (the "Rules") of the American Arbitration Association (the "AAA") shall apply except to the extent they conflict with the provisions of this paragraph. The arbitration proceeding and all proceedings related thereto shall be held in New York, New York. If the amount in controversy in the arbitration exceeds Two Hundred and Fifty Thousand Dollars ($250,000), exclusive of interest, attorneys' fees and costs, the arbitration shall be conducted by a panel of three independent arbitrators. Otherwise, the arbitration shall be conducted by a single independent arbitrator. The parties shall endeavor to select independent arbitrators of mutual agreement. If such agreement cannot be reached within 30 calendar days after a dispute has arisen which is to be decided by arbitration, the selection of the arbitrator(s) shall be made in accordance with Rule 13 of the Rules as presently in effect. If the three arbitrators are selected, the arbitrators shall elect a chairperson to preside at all meetings and hearings. Each arbitrator shall be a member of a state bar engaged in the practice of law in the United States or a retired member of a state of the federal judiciary in the United States. The award of the arbitrator(s) shall require a majority of the arbitrators in the case of a panel of arbitrators, shall be based on the evidence admitted and the substantive law of the State of New York and shall contain an award for each issue and counterclaim. The award shall be made 30 days following the close of the final hearing and the filing of any post hearing briefs authorized by the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the parties hereto. Each party shall be entitled to inspect and obtain a copy of non-privileged relevant documents in the possession or control of the other party. All such discovery shall be in accordance with procedures approved by the arbitrator(s). Unless otherwise provided in the award, each party shall bear its own costs of discovery. Each party shall be entitled to take three depositions. Each party shall be entitled to submit two sets of interrogatories each of which require no more than 30 answers. All discovery shall be expedited, consistent with the nature and complexity of the claim or dispute and consistent with fairness and justice. The arbitrator(s) shall have the power to compel any party to comply with discovery requests of the other parties and to issue binding orders relating to any discovery dispute which shall be enforceable in the same manner as awards. The arbitrator(s) also shall have the power to impose sanctions for abuse or frustration of the arbitration process, including without limitation, the refusal to comply with orders of the arbitrator(s) relating to discovery and compliance with subpoenas. The arbitrator(s) may require the non-prevailing party to pay the prevailing party's reasonable attorneys' fees and reasonable costs incurred in connection with the arbitration. It is further agreed that any of the parties hereto may petition the United States District Court, Southern District of New York, any state court for the State of New York, for a judgment to be entered upon any award entered through such arbitration proceedings.

        11.14 WAIVER OF TRIAL BY JURY. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO (I) THIS AGREEMENT, (II) ANY OTHER DOCUMENT DESCRIBED HEREIN (III) ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT, EXECUTED BY OR DELIVERED TO EITHER PARTY RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, OR (IV) THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER SUCH MATTER IS NOW EXISTING OR HERE AFTER ARISING, AND WHETHER THE CLAIM IS MADE IN CONTRACT OF TORT OR OTHERWISE; AND THE PARTIES HEREBY AGREE AND CONSENT THAT, SUBJECT TO THE PROVISIONS OF
                SECTION 10.13, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL, WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        11.15   SCHEDULES. The following are all of the schedules to this
                Agreement:

                1.1.1:  Customer Contracts

                1.1.2:  Inventory

                1.1.3:  Equipment

                1.1.4   Accounts Receivable

                2.1.1:  Bill of Sale and General Assignment

                2.2:    Assumption Agreement

                3.6.3   Form Agreements

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

                                      OPTIMAL ROBOTICS INC.


                                      By: _____________________________________
                                          Neil S. Wechsler
                                          Co-Chairman and
                                          Chief Executive Officer


                                      MAI SYSTEMS CORPORATION


                                      By: __________________________________
                                          James W. Dolan
                                          Chief Financial and Accounting Officer